EXHIBIT 10.39
Board Compensation for 2009:
Non-Employee Director Cash Compensation:

2009
Annual Retainer	$65,000
Chair of Audit Committee Annual Retainer	$10,000
Chair of Compensation & Nominating and Governance Committee Annual Retainer	$5,000
Non-Employee Director Equity Awards:

Director	Stock Options(1)	Restricted Stock Award(1)
Ben Guill	10,000	10,000
Richard A. Bachmann	10,000	10,000
Kenneth M. Burke	10,000	10,000
Edward C. Hutcheson, Jr.	10,000	10,000
Myles W. (Bill) Scoggins	10,000	10,000
Per Staehr	10,000	10,000

(1)	Equity awards to be granted once blackout restrictions are lifted in connection with announcement of first quarter earnings and consummation of the 6.5% convertible debt exchange.